Exhibit 10.5

 Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

 [***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6). Such excluded information is not material and is the type that the registrant treats as private or confidential.

S&P Global

55 Water Street

New York, New York 10041

December 2, 2025

Matt Calderone

[***]

Dear Matt,

Congratulations on your new position as Chief Financial Officer for S&P Global Mobility (“Mobility”)! We are delighted to have you on board and know you will be a great addition to our team. You will be starting in your position by March 1, 2026 or as soon as practicable thereafter (“Start Date”) with a principal location in Virginia, or such other date or location as may be agreed to by the Company in writing, reporting to Bill Eager. This offer is contingent on your commencing employment as indicated above.

Base Salary. Your payroll employer entity is S&P Global Inc. (“S&P Global” or the “Company”) and you will be paid an annualized salary of $850,000.00 USD on a semi-monthly basis (except where local law requires more frequent payment), less lawful deductions. This position is classified as exempt under the Fair Labor Standards Act (FLSA) and therefore is not eligible for overtime pay.

Bonus. You will be eligible to participate in the applicable annual bonus plan (“Bonus Plan”) with a target incentive opportunity for 2026 of $1,200,000.00 USD. Actual payment under the Bonus Plan, if any, will be based on the degree of achievement of the established company and/or division objective(s) and your individual performance and contribution, as determined in the Company’s discretion. Should your actual Start Date be after January 1, 2026, your award for the 2026 performance year will be pro-rated based on the number of days you are employed with the Company during the performance year. Awards may be less than the communicated target and are subject to your People Leader’s assessment of your performance. Please note that your target opportunity and eligibility are not commitments to pay any award, as all payments under the Bonus Plan are discretionary. Target opportunities are subject to change by the Company in its discretion from year to year. Further, to receive a payment, you must be an employee in good standing and be employed by the Company, or any of its business units, on the Bonus Plan payout date which shall be on or before March 15th of the calendar year following the bonus eligible year.

Long Term Incentives. You will also be eligible to participate in the S&P Global Long-Term Stock Incentive Program. Under this Program, for 2026, you will be eligible to receive a long-term incentive grant that, if approved by the Compensation and Leadership Development Committee of the Company’s Board of Directors (the “Compensation Committee”) or its authorized delegate and granted, will be a target value of $3,000,000.00 USD. Any such grant will be subject in all respects (including, but not limited to, with respect to vesting) to the terms and conditions of the S&P Global Long-Term Stock Incentive Program under the S&P Global Inc. 2019 Stock Incentive Plan (the “2019 Stock Incentive Plan”), as applicable, and the associated award agreement that you receive at the time of grant. In addition, you may also be eligible to receive future long-term incentive grants, as determined by the Compensation Committee in its sole discretion, subject to the terms and conditions of the then-applicable S&P Global Long-Term Stock Incentive Program. For the avoidance of doubt, any long-term incentive grant you receive in 2026 is not a guarantee that the same or a similar award will be made in future years, and there is no assurance that any future long-term incentive awards will be made.

Potential Founder Shares. In connection with the Mobility Spin-Off (as defined below), the Company acknowledges that you and the Company intend to explore your receipt of an equity interest customarily referred to as “founder shares” in the entity that will hold the Mobility business following the Mobility Spin-Off. Without creating any obligation to issue any such equity, management agrees to use its reasonable efforts, and to cause its relevant affiliates to use reasonable efforts, to cooperate with you in good faith to evaluate, structure, and, if approved, facilitate the potential issuance or grant to you of founder shares (or a substantially equivalent equity interest) in Mobility SpinCo. Any such founder share opportunity will be subject in all respects to (i) the approval of the Company’s Board of Directors and/or the Compensation Committee, as applicable, and the board of directors of SpinCo; (ii) the terms and conditions of any applicable SpinCo equity incentive plan(s) and award agreement(s) to be adopted in connection with the Mobility Spin-Off; (iii) applicable law, regulation, listing standards, and tax, accounting, and securities law considerations; and (iv) the consummation of the Mobility Spin-Off on terms and timing satisfactory to the Company in its sole discretion. For the avoidance of doubt, this provision does not constitute a promise, commitment, or guarantee that the Mobility Spin-Off will occur or that any founder shares (or other equity) will be offered, approved, issued, or granted to you, nor does it set any target value, quantum, price, vesting, performance conditions, liquidity rights, governance rights, or other terms for any such equity. If the Mobility Spin-Off does not occur for any reason, the Company will have no obligation to offer or provide any founder shares or any substitute or make-whole compensation. Nothing in this provision confers any right to continued employment or limits the Company’s right to modify or terminate any contemplated equity program at any time prior to the execution of definitive documentation.

Sign-On and Buy-Out Payments and Awards. Following your Start Date, you will be paid and/or granted, as applicable, one-time cash and equity awards (“One-Time Awards”) as set forth below, subject, where noted below, to you providing documentation of bonus and equity forfeitures by your previous employer. The One-Time Awards will be comprised of cash payments and a grant of Restricted Stock Units (“RSU”) as detailed below. Payment and vesting of the One-Time Awards is subject to your continued employment through the applicable payment/vesting dates.

A.	Cash Signing Bonus. You will receive a one-time cash signing bonus of $1,000,000.00 USD (the “Cash Signing Bonus”), less lawful deductions, which will be payable as soon as administratively possible, but within 30 days of your Start Date. If, prior to December 31, 2028, you give notice of or voluntarily separate from the Company or Mobility, unless such voluntary separation is due to Good Reason (as defined below) or are terminated for Cause (as defined below) (the “Cash Signing Bonus Claw Back Reasons”), you agree to repay the full amount of the signing bonus to the Company or Mobility Spin Off. For the avoidance of doubt, no portion of the Cash Signing Bonus shall be required to be repaid in the event of your death or Disability (as defined in the applicable Severance Plan).

B.	2025 Bonus Buy-Out Cash Award. Following your Start Date, and subject to the conditions set forth below, you will be paid a one-time bonus buy-out cash award of $500,000.00 USD (the “2025 Bonus Buy-Out Cash Award”), less lawful deductions, which will be payable as soon as administratively possible, but within 30 days of your Start Date.

C.	2026 Equity Vesting Buy-Out Cash Award. Following your Start Date, and subject to the conditions set forth below, you will be paid a one-time cash award with respect to your former employer’s stock awards that were scheduled to vest in 2026 (the “2026 Equity Forfeiture”) of $1,525,000.00 USD (the “2026 Equity Vesting Buy-Out Cash Award”), less lawful deductions, which will be payable as soon as administratively possible, but within 30 days of your Start Date. Payment of the 2026 Equity Vesting Buy-Out Cash Award is subject to you providing confirmation in writing (which may be by email) of the 2026 Equity Forfeiture by your prior employer.

D.	Equity Buy-Out RSU Award. Following your Start Date and by March 31, 2026, and subject to the conditions set forth below, you will receive a one-time RSU Award under the 2019 Stock Incentive Plan with a grant date value equal to $2,900,000.00 USD, which dollar amount shall be converted into a number of shares of S&P Global common stock (ticker: SPGI) using the ten-day average closing price of the Company’s common stock preceding the grant date (the “Equity Buy-Out RSU Award”). This RSU Award will vest over a three-year period with 1/3 of the award vesting on the first, second, and third anniversaries of the award grant date, respectively, and will be subject in all respects (including, but not limited to, with respect to vesting) to the terms and conditions of the 2019 Stock Incentive Plan and the associated award agreement that you receive at the time of grant. The grant of RSUs will be subject to you providing confirmation in writing (which may be by email) of equity forfeiture by your prior employer, other than with respect to the 2026 Equity Forfeiture.

Payment and grant of the 2025 Bonus Buy-Out Cash Award, 2026 Equity Vesting Buy-Out Cash Award and the Equity Buy-Out RSU Award, respectively, are subject to you providing confirmation in writing (which may be by email) of the forfeiture of such prior employer awards. For the avoidance of doubt, if your former employer’s bonus and/or equity awards are not forfeited, either in part or in whole, the values of the One-Time Awards will be reduced accordingly. The One-Time Awards are subject to the approval of the Compensation Committee or its authorized delegate and/or management, as applicable.

Notwithstanding the foregoing, the Company reserves the right to delay payment of any awards granted to you during your employment pending the outcome of disciplinary procedures or investigations into matters at the Company that could be considered grounds for termination of employment or pay recovery as stated by the Company’s pay recovery or claw back policies which have been provided to you in writing and which are in effect as of the date of this letter applicable to you, and can cancel such awards if the outcome of such disciplinary procedures or investigations results in a termination for Cause (as defined herein) (“Pay Recovery Policies”). Both short-term and long-term performance awards are subject to claw back (recovery, including by means of repayment to the Company) during the relevant performance or time-based vesting period for the award, plus the 24-month period following the end of the relevant performance or time-based vesting period or discretionary award date. While your affirmation is not required for the Pay Recovery Policies to apply, your acceptance of any award, grant or payment that is subject to the Pay Recovery Policies will constitute your consent to and acceptance of the application of such Policy.

For the avoidance of doubt, the 2025 Bonus Buy-Out Cash Award, 2026 Equity Vesting Buy-Out Cash Award and the Equity Buy-Out RSU Award are not Covered Pay (as set forth in the Pay Recovery Policy) and are fully earned and non-refundable after paid to you (except with respect to the vesting conditions and other terms and conditions of the Equity Buy-Out RSU Award) and are not subject to any Pay Recovery Policies, clawback or offset, except that the Equity Buy-Out RSU Award shall be subject to the terms of the grant agreement and the 2019 Stock Incentive Plan.

Salary Protection. It is currently contemplated that the Mobility business will be spun off into a separate company from S&P Global (the “Mobility Spin-Off”). However, if (i) you experience a Termination of Employment at Company Convenience (as defined in the S&P Global Inc. Management Severance Plan dated as of February 29, 2024 (the “Severance Plan”)) prior to the closing of the Mobility Spin-Off; (ii) you terminate your employment for Good Reason (as defined herein) prior to the closing of the Mobility Spin-Off; or (iii) the Mobility Spin-Off does not close on or before March 30, 2027 (the “Outside Spin-Off Date”) and you provide notice of or resign within 30 days following the Outside Spin-Off Date, then in the case of (i), (ii), and (iii), and subject to your execution and non-revocation of a Release (as defined in the Severance Plan), you will receive (a) the severance benefits provided for under the Severance Plan, payable subject to and in accordance with the terms of the Severance Plan, and (b) a lump sum payment equal to 15 months of your then-current base salary, payable within 30 days following your termination date and subject to applicable withholdings. For the avoidance of doubt, if none of the events described in clauses (i), (ii) and (ii) above occurs, you will not be eligible for the foregoing severance benefits, and for further clarity, in no event will the foregoing severance protections apply upon any termination that occurs on or after the Mobility Spin-Off.

Definitions. “Cause” shall be defined herein as your: (i) (x) willful misconduct in the performance of the your duties to the Company or Mobility Spin-Off or (y) engaging in any other misconduct that results in or could reasonably be expected to result in financial, reputational or other harm to the Company or Mobility Spin-Off; (ii) breach of any employment, service or restrictive covenant agreement between you and the Company or Mobility Spin-Off; (iii) gross negligence; (iv) material violation of any Company or Mobility Spin-Off policy, rule, procedure or guideline; (iv) conviction of, plea of guilty or nolo contendere to (x) a felony or (y) a misdemeanor involving moral turpitude or fraud; or (vi) commission of an act of fraud, embezzlement or misappropriation against the Company or Mobility Spin-Off; provided however that with respect to (i), (ii), and (iii), and (iv) the Company shall provide written notice identifying such material breach or violation and shall provide you an opportunity for thirty (30) days thereafter to cure such breach or violation.

As used herein, “Good Reason” means the occurrence, without your prior written consent, of any one or more of the following events: (a) an adverse change by the Company in your function, duties or responsibilities, which change would cause your position with the Company to become one of substantially less responsibility, importance or scope, including any removal from the position of Chief Financial Officer of the Mobility business (or an equivalent chief financial officer role of a public or private parent or top-tier operating company that directly or indirectly holds the Mobility business following a Spin-Out), or any requirement that you report to anyone other than the chief executive officer of such parent or top-tier operating company on matters customarily reported by a chief financial officer; (b) a 10% or larger reduction by the Company or Mobility Spin-Off of your base salary or total target compensation; (c) a relocation of your principal place of employment to a location that increases your one-way commute distance by more than 50 miles from your principal place of employment immediately prior to such relocation; (d) any material breach by the Company (or any successor or its parent) of this offer letter; provided, however, that you shall notify the Company within 90 days of the occurrence of a change described in (a), (b), (c) or (d) above and the Company shall have 30 days to cure such change to your reasonable satisfaction (including retroactively with respect to monetary matters), which change, to the extent so cured, shall not be considered Good Reason, provided that an across-the-board reduction will not avoid “Good Reason” unless (i) it applies in a substantially consistent manner to all senior executives of the applicable employer, (ii) it does not exceed 10% of the relevant amount, and (iii) any such reduction is temporary and fully reversed (with make-whole true-up) within 12 months.

Supplemental Death and Disability Plan. Effective with your employment, you will participate in the Management Supplemental Death and Disability Plan, which provides for pre-retirement death benefits equal to two times your annual base salary. Should you become disabled while employed by S&P Global, you shall be provided with a monthly disability income benefit, as defined under the Plan and reduced by certain plan-specified offsets.

Benefits. You will be eligible to receive all benefits routinely made available to all S&P Global employees with the same employer entity and at comparable levels in each case, on a basis no less favorable than on which such benefits are provided to the applicable other senior executives from time to time and to the extent that you are eligible under the terms of such benefits plans or rules. Also, you are subject to all eligible policies of S&P Global. You must enroll in all benefit plans within your first thirty (30) days, and benefit coverage is retroactive to your Start Date. Please click here to review information regarding the benefits available to employees of S&P Global. In the event of a Spin-Off, you shall receive all benefits routinely made available to the then applicable employees with the same employer entity and at comparable levels in each case, on a basis no less favorable than on which such benefits are provided to the applicable other senior executives from time to time and to the extent that you are eligible under the terms of such benefits plans or rules. During your period of employment with the Company, the Company agrees to reimburse you for all reasonable and necessary business expenses subject to the applicable Travel & Expense policy.

Recharge. S&P Global has a flexible paid time off program (called “Recharge”). Additional information about our Recharge program can be found here.

Background Check. Please note that your offer of employment with S&P Global is contingent upon the successful completion of a background investigation, which will be administered by an independent third-party vendor. The investigation will include employment and education verification, as well as a criminal history and credit check.

Notice Period. To facilitate an effective transition, in the event you choose to leave the Company, you must provide the Company with 90-days’ written notice to the Chief People Officer. You agree that the notice period required is reasonable and necessary to assist the Company in a transition period. You understand that the Company may, at its discretion, shorten the time of the notice period either before or after you give the notice, but your separation will still be considered a resignation. You acknowledge and agree that you have a duty to notify any new employer(s) of the existence of this obligation and its restrictions and hereby grant consent to Company to inform any new employer(s) of the restrictions under this obligation.

Code of Business Ethics. All employees are required to adhere to the Company’s Code of Business Ethics (the “COBE”) and Securities Disclosure Policy throughout their employment, including any notice periods (whether worked, not worked or “garden leave”). The purpose of the COBE and the Securities Disclosure Policy is to establish guidelines reasonably designed to identify and prevent recipients form breaching any applicable fiduciary duties and to deal with other situations that may pose a conflict of interest or the appearance of a conflict of interest. In addition, there are divisions of S&P Global that require affirmations to a Code of Conduct, Code of Business Ethics and/or a Securities Disclosure Policy. The purpose of the Code of Conduct is to reflect the high−level principles that govern the conduct of the Company’s Credit Rating Activities. Failure to comply with Company policies, including the COBE and Securities Disclosure Policy, may result in disciplinary action up to and including termination of employment. All violations or potential violations of the COBE of which you become aware, should be reported promptly to the People Team. Each year, you will be required to sign or otherwise indicate your assent to an Affirmation Statement to confirm that you have reviewed the COBE and understand your continuing obligation to comply with its terms. Periodic certifications relating to the Securities Disclosure Policy are also required. Please note that the Securities Disclosure Policy includes requirements that may extend to an employee’s immediate family (as defined in the policy), and that for some positions the applicable policies may impact your ability to maintain and conduct trades of certain holdings. To the extent that the COBE and Securities Disclosure Policy, or compliance therewith, would be inconsistent with applicable law, applicable law will govern. Any questions relating to the “Codes” or the Securities Disclosure Policy should be directed to [***].

Privacy. By accepting this letter of offer, you acknowledge that you are aware that your personal data will be handled in accordance with the S&P Global Employee Privacy Policy (Applicable to U.S., India and Pakistan). This policy means that your data may be collected, transferred, disclosed, stored or otherwise processed in S&P Global and its affiliates’ systems, as well as the systems of service providers, that may be located in a jurisdiction which is different to your work location and where the data privacy laws may be different to the laws in your work location. Please take a moment to review the Policy before accepting this letter of offer. S&P Global updates its policies from time to time. If you have any questions about the applicable Policy now or in the future, please contact [***].

At Will Status. This letter is not an offer of a contract of employment and nothing in this letter modifies your at will employment status. It is the Company’s policy that all employment is “at-will.” This means either the employee or the Company may terminate employment for any reason at any time. No change in the “at-will” employment relationship is valid unless it is contained in a written agreement signed by an authorized officer of S&P Global.

Right to Work. Federal law requires U.S. employers to verify that all new employees are eligible to work in the United States pursuant to the Immigration Reform and Control Act of 1986. As a condition of your employment, as set forth by the Act, you will be required to provide proof of identity and employment authorization within three (3) days of your Hire Date by completing the Form I-9. Shortly after offer acceptance, you will receive an email communication from the S&P Global Onboarding team with instructions on how to complete your pre-boarding tasks including updating personal information and I-9 requirements.

If you require immigration sponsorship by S&P Global now or in the future, in order to accept or continue employment with us, we reserve the right to determine whether to pursue a nonimmigrant case on your behalf. Further, you should be aware that there is no guarantee that the government will approve any such case that we do file on your behalf. By accepting this offer, you represent that you are not aware of any circumstances that would make you ineligible for nonimmigrant status. Please note also that by sponsoring you for nonimmigrant work status, S&P Global is not committing to sponsoring you for permanent resident status.

Protection of Company Interests. You acknowledge and agree that terms and conditions set forth in Attachment A (Agreement for the Protection of Company Interests) hereto are hereby incorporated into, and are part of, the terms and conditions of this offer letter. You acknowledge that you have reviewed and understand the terms of the Agreement for the Protection of Company Interests, and that by accepting this offer letter you are accepting the terms in Attachment A, including the non-solicitation of employees, confidentiality and ownership of information provisions.

Outside Activities. You may: (i) serve as a board member or officer of nonprofit or civic organizations; and (ii) participate in charitable, civic, educational, professional, community or industry affairs.

Insurance. The Company shall, at all times, during the time period that you are employed by the Company, provide you with Directors and Officers insurance, in an amount at least equal to the same and customary terms and conditional as provided to other officers of the Company. A copy of such insurance policy and a certificate of such insurance shall be provided to you upon reasonable request. You will also be entitled to indemnifications rights, benefits and related expense advances and reimbursements to the same extent as any other officer of the Company or its subsidiaries or affiliates for which you serve as an officer, provided however that, except as required by applicable law, you shall be entitled to indemnification and advancement of expenses on the basis no less favorable to you than provided to other executive offices of the Company. The indemnification and advancement of expenses provided under this paragraph shall be in addition to any other rights you may have under any other agreement with the Company, as a matter of law or otherwise.

Assignment. This offer letter shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators, and legal representatives. Due to the unique and personal nature of your duties under this offer letter, neither this offer letter nor any rights or obligations under this offer letter shall be assignable by you. This offer letter shall be binding and inure to the benefit of the Company and its successors, assigns, and legal representatives. The Company will require the immediate successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets to of the Company or in the event of any Spin-Off, to expressly assume and agree to perform this offer letter in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Choice of Law. The parties agree that this offer letter shall be construed and interpreted in accordance with the laws of the State of Virginia, regardless of the choice of law’s provision of such state or any other jurisdiction.

General Provision. The provisions of this offer letter may be amended or waived only with the prior written consent of the Company and you, and no course of conduct or failure or delay in enforcing the provisions of this offer letter shall affect the validity, binding effect or enforceability of this offer letter. This offer letter contains the complete, final and exclusive agreement of the Company and you relating to the subject matter of this offer letter, and supersedes all prior oral and written employment agreements or arrangements between the Company and you unless otherwise expressly referenced above. This offer letter cannot be amended or modified except by a written agreement signed by you and a duly authorized representative of the Company. No term, covenant, or condition of this offer letter or any breach thereof shall be deemed waived, except with the written consent of the party against whom the waiver is claimed, and any waiver or any such term, covenant, condition, or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant condition or breach. If there is a finding by a court or arbitrator of the unenforceable, invalid or illegal, such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that will most accurately represent the parties’ intention with respect to the invalid or unenforceable term or provision.

Conflicts. To the extent any definitions, conditions, terms or other provisions in the 2019 Stock Incentive Plan, the Severance Plan, the Pay Recovery Policies, or any other policy, rule or guideline conflict with any provisions in this offer letter, the provisions in this offer letter shall control over this offer letter.

Headings. The headings set forth in this offer letter are for convenience of reference only and shall not be used in interpreting this offer letter.

Drafting. This offer letter has been drafted by legal counsel representing the Company, but you have been encouraged, and have consulted with, your own independent counsel with respect to the terms of this offer letter. The Company and you acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this offer letter, and the normal rule of construction to the effect that any ambiguities are to be revolved against the drafting party shall not be employe in the interpretation of this offer letter.

You will receive a notification requesting you provide an e-signature to accept this offer.

If you have any questions, please do not hesitate to call me.

Sincerely,

Girish Ganesan

EVP, Chief People Officer